Money Master LLC
File Number: 811-21299
CIK Number: 1186239
For the Period Ending: 9/30/2008

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended September 30, 2008.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/04/2008	$131,000	Galleon Capital LLC	3.02%	05/13/2008
04/09/2008	71,600	Charta LLC	2.83	07/11/2008
04/09/2008	45,000	Raiffeisen Zentralbank	2.90	05/13/2008
04/11/2008	100,000	Old Line Funding LLC	2.78	07/11/2008
04/17/2008	83,036	Thames Asset Global Secu	2.92	07/17/2008
04/25/2008	50,000	Amstel Funding Corp	3.02	05/28/2008
05/01/2008	31,111	Long Lane Master Trust I	2.90	06/02/2008
05/02/2008	91,044	Victory Receivables Corp	2.86	06/06/2008
05/12/2008	54,105	Tulip Funding Corp	2.69	07/24/2008
05/13/2008	100,000	Galleon Capital LLC	2.80	07/14/2008
07/14/2008	100,000	Clipper Receivables Comp	3.09	10/10/2008
08/04/2008	150,500	Clipper Receivables Comp	2.97	10/20/2008
08/06/2008	50,000	Charta LLC	2.87	11/04/2008
08/06/2008	123,259	Charta LLC	2.86	11/07/2008